Exhibit 99.1

Newmont Announces $378 Million in Operating Cash Flow, Improved Cost and Production Outlook and Approval of Merian

DENVER--(BUSINESS WIRE)--July 29, 2014--Newmont Mining Corporation (NYSE: NEM) today reported second quarter 2014 financial and operating results, including:

  Achieved reported net income attributable to shareholders from continuing operations of $182 million, or $0.37 per basic share, and adjusted net income1 of $101 million, or $0.20 per basic share;
  Reduced costs applicable to sales (CAS) by 17 percent to $744 per ounce of gold and by 67 percent to $2.53 per pound of copper over second quarter 2013 including current and prior period inventory adjustments;
  Generated cost savings of $359 million in gold all-in sustaining costs2 (AISC);
  Generated cash from continuing operations of $378 million and $124 million in free cash flow from continuing operations;
  Delivered 1.2 million ounces and 20,000 tonnes of attributable gold and copper production, respectively;
  Improved gold CAS outlook3 by three percent to $720 to $760 per ounce in 2014;
  Increased attributable gold production outlook by two percent to 4.7 to 5.0 million ounces in 2014;
  Announced a decision to develop the Merian project in Suriname;
  Announced the sale of the Jundee operation in Australia for total proceeds of approximately $94 million, bringing the total value of divestments to nearly $800 million in the last year; and
  Declared a third quarter dividend of $0.025 per share in accordance with the Company’s gold price-linked dividend policy4.

“We continued to improve costs and efficiencies during the second quarter with $359 million in all-in sustaining cost reductions. We also continued to optimize our project pipeline and asset portfolio while reaching a decision to develop the Merian mine in Suriname, which establishes a prospective new district for Newmont,” said Gary Goldberg, President and Chief Executive Officer. “We delivered $124 million in free cash flow in the second quarter and have generated nearly $800 million through fairly valued divestments over the last 12 months. Based on this positive trajectory, we have updated our 2014 outlook to reflect lower costs and higher production. Finally, we continue to work with the Indonesian government to find a fair solution that allows us to resume normal operations as quickly as possible.”

Merian Update

Newmont has announced a decision to develop the Merian gold mine in Suriname. The new mine is expected to begin production in late 2016, pending receipt of the Right of Exploitation from the government of Suriname. Merian offers Newmont a profitable new operation in Suriname, and a foothold in the prospective Guiana Shield region.

During Merian’s first five years of operation, the Company forecasts average annual production of between 400,000 and 500,000 attributable ounces of gold at all-in sustaining costs of between $750 and $850 per ounce. Total capital to bring Merian into commercial production is estimated at between $900 million and $1 billion on a 100 percent basis. The government of Suriname has an option to earn up to a 25 percent fully-funded equity ownership stake, including all project capital and operating expenses and an initial earn-in contribution.

Indonesia Update

On June 5, 2014, PT Newmont Nusa Tenggara (PTNNT), the entity operating the Batu Hijau mine, invoked the force majeure clause of its Contract of Work (CoW), the investment agreement entered into by PTNNT and the Indonesian government in 1986 and valid through 2030, due to the inability to export preventing continued production. On July 1, 2014, PTNNT and Nusa Tenggara Partnership B.V. (NTPBV), a Dutch entity and PTNNT’s majority shareholder, announced filing for international arbitration against the Government of Indonesia to seek relief from export restrictions that have halted production at Batu Hijau. As a result, we have modified Indonesian guidance for 2014 and updated our outlook for 2015 and 2016. In the meantime, the Company remains committed to seeking opportunities to resolve outstanding issues with the Government of Indonesia to resume normal operations.

2014 Second Quarter Financial Results

The Company reported attributable net income from continuing operations of $182 million, or $0.37 per basic share, compared with a loss of $2.1 billion, or $4.29 per basic share in the second quarter of 2013. Adjusted net income was $101 million, or $0.20 per basic share, compared with a loss of $90 million, or $0.18 per basic share, in the prior year quarter. Revenue totaled $1.8 billion compared to $2.0 billion in the second quarter of 2013. Gold and copper AISC was $1,063 per ounce and $3.69 per pound, respectively, compared with $1,283 per ounce and $8.72 per pound, respectively, in the prior year quarter. Gold and copper CAS was $744 per ounce and $2.53 per pound, respectively, compared with $895 per ounce and $7.59 per pound, respectively, in the second quarter of 2013. Average realized gold and copper price was $1,283 per ounce and $3.01 per pound, respectively, compared with $1,386 per ounce and $2.69 per pound, respectively, in the prior year quarter.

2014 Second Quarter Operating Results

Summary Attributable Production Table (Attributable production, Koz and Kt)
Region	Q2 2014	Q2 2013	Change
North America	401	437	-8%
South America	106	167	-37%
Australia/New Zealand	468	418	12%
Indonesia	7	6	17%
Africa	238	139	71%
Total Gold	1,220	1,167	5%
North America	5.3	4.1	29%
Australia/New Zealand	7.4	7.4	0%
Indonesia	7.5	7.9	-5%
Total Copper	20.2	19.4	4%

Summary CAS Table (Consolidated $/oz and $/lb)
Region	Q2 2014	Q2 2013	Change
North America	$780	$722	8%
South America	$984	$673	46%
Australia/New Zealand	$748	$1,206	-38%
Indonesia	$1,071	$5,299	-80%
Africa	$468	$596	-21%
Total Gold CAS	$744	$895	-17%
North America	$2.33	$1.65	41%
Australia/New Zealand	$2.42	$3.25	-26%
Indonesia	$2.82	$11.23	-75%
Total Copper CAS	$2.53	$7.59	-67%

Summary All-in Sustaining Costs Table (Consolidated $/oz and $/lb)
Region	Q2 2014	Q2 2013	Change
North America	$1,032	$1,095	-6%
South America	$1,398	$949	47%
Australia/New Zealand	$926	$1,425	-35%
Indonesia	$1,556	$5,917	-74%
Africa	$688	$1,035	-34%
Total Gold AISC	$1,063	$1,283	-17%
North America	$3.15	$2.38	32%
Australia/New Zealand	$3.31	$3.84	-14%
Indonesia	$4.32	$12.59	-66%
Total Copper AISC	$3.69	$8.72	-58%

Attributable gold production increased by approximately five percent from the prior year quarter due to higher production from Africa and Australia/New Zealand, partially offset by lower production from South America. Attributable copper production increased by four percent due to new production from Phoenix Copper Leach in Nevada, offsetting lower production from Batu Hijau related to export issues. Gold CAS per ounce decreased by 17 percent due to continued reductions in direct operating costs as well as lower stockpile and leach pad inventory adjustments, partially offset by higher unit mining costs in South America. Copper CAS per pound decreased 67 percent due to lower stockpile inventory adjustments compared to the prior year quarter.

Second Quarter Operating Results by Region

North America

Attributable gold production at Carlin increased three percent from the prior year quarter due to higher throughput and grade at Mill 6 as well as higher recoveries at Emigrant. Utilization at Mill 6 has improved by 10 percent year to date through optimization of management controls and scheduled downtime. CAS per ounce increased 24 percent from the prior year quarter due to planned stripping at Gold Quarry and the Carlin North Area, partially offset by lower direct operating costs achieved by optimizing haulage costs and reducing leach pad consumables. Development of the Turf Vent Shaft continues on schedule and on budget.

Attributable gold production at Phoenix decreased 19 percent from the prior year quarter due to lower grades and throughput. Copper production increased 29 percent from the prior year quarter due to Phoenix Copper Leach which commenced production in the fourth quarter of 2013. Gold CAS per ounce increased four percent from the prior year quarter, primarily due to lower ounces sold. Copper CAS per pound increased 41 percent from the prior year quarter, due to lower grades and higher allocation of costs to copper production based on revenue.

Attributable gold production at Twin Creeks decreased 19 percent from the prior year quarter primarily due to lower production following the sale of Midas, as well as lower grades and volumes at the Twin Creeks Autoclave. CAS per ounce decreased 19 percent from the prior year quarter, primarily due to a lower strip ratio and the sale of Midas.

Attributable gold production at La Herradura decreased 15 percent from the prior year quarter, primarily due to the temporary suspension of an explosives permit. CAS per ounce decreased 28 percent from the prior year quarter, primarily due to the ramp-up of production upon receipt of a new explosives permit.

Gold AISC in North America was $1,032 per ounce, a decrease of six percent over the prior year quarter due to lower advanced project and exploration spending and lower sustaining capital achieved through sustainable cost and efficiency improvements. Copper AISC was $3.15 per pound, an increase of 32 percent over the prior year quarter due to the increase in CAS as previously mentioned.

South America

Attributable gold production at Yanacocha decreased 35 percent from the prior year quarter, due primarily to planned processing of lower grade stockpiled ore and declining grades at Tapado Oeste and Chaquicocha. CAS per ounce increased 46 percent from the prior year quarter, primarily due to higher direct mining costs on a unit basis related to the decline in production compared to the prior year period.

Gold AISC in South America was $1,398 per ounce, an increase of 47 percent over the prior year quarter primarily due to higher direct mining costs on a unit basis related to lower grade production compared to the prior year period.

Australia/New Zealand

Attributable gold production at Boddington decreased two percent from the prior year quarter, primarily due to lower ore grades. This was partially offset by higher mill throughput. Mill utilization rates have increased 13 percent year to date through improved conveyor reliability and consolidation of planned maintenance shutdowns.

Copper production at Boddington was essentially in line with the prior year quarter as higher throughput was mostly offset by lower ore grades. Gold CAS per ounce decreased 31 percent and copper CAS per pound decreased 26 percent from the prior year quarter, primarily due to lower stockpile inventory adjustments, lower mill maintenance costs and lower mining costs on a unit basis as a result of higher tons mined. These were achieved through an improved strip ratio with improved shovel availability and a change in the mine sequence contributing to the increase in tons mined.

Attributable gold production at Tanami increased 53 percent from the prior year quarter, primarily due to higher grades from the Auron ore body coupled with improved mining rates. Mining rates were enhanced through improvements in truck utilization and stope availability leading to higher mill throughput. CAS per ounce decreased 36 percent from the prior year quarter, primarily due to higher production coupled with lower underground mining costs on a unit basis.

Attributable gold production at Jundee increased one percent from the prior year quarter, primarily due to higher ore grade and throughput, and was partially offset by a build-up of in-circuit inventory. CAS per ounce decreased 20 percent from the prior year quarter, primarily due to lower underground mining costs and higher production.

Attributable gold production at Waihi increased 64 percent from the prior year quarter, primarily due to increased mining and throughput. CAS per ounce decreased 53 percent from the prior year quarter, primarily due to higher production and lower operating costs related to the stripping campaign in the prior year period.

Attributable gold production at KCGM increased five percent from the prior year quarter, primarily due to a combination of higher ore grades and recovery, improved throughput and higher concentrate production, partially offset by a build-up of gold in-circuit inventory. CAS per ounce decreased 46 percent from the prior year quarter, through lower direct operating costs, higher production, and the impact of the inventory adjustment in the prior year quarter.

Gold AISC in Australia/New Zealand was $926 per ounce, a decrease of 35 percent, and copper AISC was $3.31 per pound, a decrease of 14 percent over the prior year quarter due to lower operating costs and the impact of the inventory adjustment in the prior year quarter.

Indonesia

Attributable gold production at Batu Hijau increased 17 percent primarily due to higher grade and higher metal recovery, and was partially offset by lower throughput as a result of the export issues. Attributable copper production decreased five percent due to lower throughput related to the ramp down and was partially offset by higher ore grade milled and higher recovery. Gold CAS per ounce and copper CAS per pound decreased 80 percent and 75 percent, respectively, from the prior year quarter, primarily due to lower inventory adjustments, partially offset by the abnormal production costs related to the suspension of operations. CAS includes $16 million of abnormal costs related to the suspended operation, which equates to $267 per ounce and $0.70 per pound this quarter.

Gold AISC in Indonesia was $1,556 per ounce, a decrease of 74 percent, and copper AISC was $4.32 per pound, a decrease of 66 percent over the prior year quarter due to lower inventory adjustments than the prior year quarter.

Africa

Attributable gold production at Ahafo decreased 10 percent from the prior year quarter due to lower grades and throughput. CAS per ounce decreased 10 percent from the prior year quarter, primarily due to lower costs, a decrease in mining rates to synchronize with mill capacity, and improved costs and tire life. Akyem contributed 113,000 ounces of gold production at CAS of $396 per ounce.

Gold AISC in Africa was $688 per ounce this quarter, a decrease of 34 percent over the prior year quarter due to lower advanced projects and exploration spending and higher volume.

Outlook Update

For 2014, the Company now expects total attributable gold production of 4.7 to 5.0 million ounces up from 4.6 to 4.9 million ounces, an increase of two percent. CAS is now expected to be $720 to $760 per ounce reduced from $740 to $790 per ounce, a reduction of three percent. The Company also expects total copper production of 90 to 100 thousand tonnes at CAS of $2.80 to $3.10 per pound and AISC of $3.80 to $4.10 per pound.

Outlook for 2015 and 2016 has been revised to include the recent sale of Jundee, and initial production from Merian in late 2016. The timing and outcome of a resolution in Indonesia is difficult to predict; however, for illustrative purposes guidance reflects the receipt of export permits for Batu Hijau, by January 1, 2015. The Batu Hijau mine is in care and maintenance pending receipt of export permits, with PTNNT expected to incur approximately $20 to $25 million per month in holding costs. For the second half of 2014, PTNNT plans to ship approximately 58,400 tonnes of concentrate containing approximately 14,400 tonnes of copper and approximately 11,000 ounces of gold from inventory to PT Smelting. PTNNT’s ability to export will impact these expectations and assumptions and Newmont’s ability to achieve outlook.

Balance Sheet and Financial Flexibility

In the second quarter, cash from continuing operations was $378 million and free cash flow generated from continuing operations was $124 million. At quarter end, the Company held $1.7 billion of consolidated cash on its balance sheet. During the quarter, the Company also announced the close of a $575 million five-year, amortizing term loan that was used to repay the $575 million convertible debt issue that matured July 15, 2014.

Capital Update

Total capital spent in the second quarter was $254 million. Capital expenditures in North America during the second quarter of 2014 were primarily related to the development of the Turf Vent Shaft in Nevada. Capital expenditures in South America, Australia and New Zealand, Indonesia, and Africa were primarily for sustaining capital, which has been reduced across the portfolio through improved asset management.

Total consolidated capital spending is now expected to be $1.4 to $1.485 billion, including $200 to $220 million of project capital for Merian partially offset by lower sustaining capital spending.

__________________

1 Non-GAAP measure. See end of this release for reconciliation to net income.
2 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
3 Outlook constitutes forward-looking statements, which are subject to risk and uncertainties. See Cautionary Note at end of this release.
4 Such policy is non-binding; declaration of future dividends remains subject to approval and discretion of the Board of Directors.

Operating Results Table

Second Quarter Consolidated and Attributable Production and Consolidated CAS and AISC Results

Region	Q2 2014 Consolidated Production	Q2 2014 Attributable Production	Q2 2014 Consolidated CAS	Q2 2014 Consolidated AISC[a]
	(Kozs, Kt)	(Kozs, Kt)	($/oz, $/lb)	($/oz, $/lb)
Carlin	209	209	$1,003
Phoenix[b]	52	52	$601
Twin Creeks[c]	94	94	$507
La Herradura[d]	46	46	$568
North America	401	401	$780	$1,032
Yanacocha[e]	190	98	$984
La Zanja[f]		8
South America	190	106	$984	$1,398
Boddington	168	168	$897
Tanami	95	95	$680
Jundee	74	74	$569
Waihi	41	41	$468
KCGM[d]	77	77	$868
Duketon[f]		13
Australia/New Zealand	455	468	$748	$926
Batu Hijau, Indonesia[e]	15	7	$1,071	$1,556
Ahafo	125	125	$534
Akyem	113	113	$396
Africa	238	238	$468	$688
Total Gold	1,299	1,220	$744	$1,063
Phoenix	5	5	$2.33	$3.15
Boddington	7	7	$2.42	$3.31
Batu Hijau[e]	16	8	$2.82	$4.32
Total Copper	28	20	$2.53	$3.69
[a]Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales. [b]Includes Lone Tree operations.
[c]Includes GTRJV operations.

[d]Both consolidated and attributable production are shown on a pro-rata basis with a 44% ownership interest for La Herradura and a 50% ownership for KCGM.
[e]Consolidated production for Yanacocha and Batu Hijau are presented on a total production basis for the mine site; whereas attributable production represents a 51.35% ownership interest for Yanacocha, and a 48.5% interest for Batu Hijau.

[f]La Zanja and Duketon are not included in the consolidated figures above; attributable production figures are presented based upon a 46.94% ownership interest at La Zanja and a 19.45% ownership interest in Duketon.

Outlook Tables

2014 Consolidated and Attributable Production, CAS, AISC, and Capital Outlooka

Region	2014 Consolidated Production	2014 Attributable Production	2014 Consolidated CAS	2014 All-in Sustaining Costs[b]	2014 Consolidated Capital
	(Kozs, Kt)	(Kozs, kt)	($/oz, $/lb)	($/oz, $/t)	Expenditures ($M)
Carlin	830 - 910	830 – 910	$850 - $930		$270 - $295
Phoenix[c]	195 - 215	195 – 215	$655 - $715		$30 - $40
Twin Creeks[d]	330 - 360	330 – 360	$550 - $600		$110 - $130
La Herradura[e]	185 - 200	185 – 200	$800 - $875		$90 - $100
Other North America					$30 - $40
North America	1,550 - 1,650	1,550 - 1,650	$750 - $810	$1,000 - $1,100	$500 - $550
Yanacocha[f]	895 - 985	460 – 500	$660 - $720		$135 - $150
La Zanja[g]		50 – 60
Other South America					$225 - $270
South America	895 - 985	510 – 560	$660 - $720	$1,090 - $1,180	$360 - $400
Boddington	665 - 725	665 – 725	$880 - $960		$90 - $100
Tanami	320 - 350	320 – 350	$700 - $765		$100 - $110
Jundee	138 - 140	138 – 140	$610 - $620		$15
Waihi	120 - 130	120 – 130	$560 - $610		$25 - $30
KCGM[e]	300 - 330	300 – 330	$895 - $980		$30 - $40
Duketon[g]		40 – 50
Other Australia/NZ					$5 - $15
Australia/New Zealand	1,575 - 1,675	1,625 - 1,725	$805 - $880	$990 - $1,080	$275 - $300
Batu Hijau, Indonesia[h]	30 - 35	15 – 20	$1,435 - $1,570	$2,060 - $2,250	$50 - $55
Ahafo	415 - 440	415 – 440	$580 - $650		$100 - $115
Akyem	440 - 480	440 – 480	$400 - $445		$15 - $25
Africa	855 - 920	855 – 920	$495 - $540	$660 - $725	$115 - $140
Corporate/Other					$20 - $25
Total Gold	5,100 - 5,400	4,725 - 5,000	$720 - $760	$1,075 - $1,175	$1,400 - $1,485
Phoenix	15 - 25	15 – 25	$2.10 - $2.30
Boddington	25 - 35	25 – 35	$2.50 - $2.80
Batu Hijau[h]	35 - 40	15 – 20	$3.50 - $3.80
Total Copper	80 - 95	90 – 100	$2.80 - $3.10	$3.80 - $4.10
[a]The outlook ranges presented herein represent forward looking statements, which are subject to certain risks and uncertainties. See cautionary statement at the end of this release. Additionally, individual site ranges in the table above may not sum to total regional or Company levels to provide for portfolio flexibility.
[b]Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[c]Includes Lone Tree operations. [d]Includes GTRJV operations.

[e]Both consolidated and attributable production are shown on a pro-rata basis with a 44% ownership interest for La Herradura and a 50% ownership for KCGM.
[f]Consolidated production for Yanacocha is presented on a total production basis for the mine site; whereas attributable production represents a 51.35% ownership interest.

[g]La Zanja and Duketon are not included in the consolidated figures above; attributable production figures are presented based upon a 46.94% ownership interest at La Zanja and a 19.45% ownership interest in Duketon.
[h]Consolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents an expected 44.5625% ownership interest in 2014 outlook (which assumes completion of the remaining share divestiture). PTNNT does not currently have approvals necessary for export. When and whether PTNNT is able to resume export in 2014 will impact outlook.

Consolidated and Attributable Production (Moz, kt)

	2014 Outlook	2015 Outlook	2016 Outlook
Gold (Consolidated Moz)	5,100 - 5,400	5,010 - 5,490	5,700 - 6,100
Gold (Attributable Moz)	4,725 - 5,000	4,600 - 4,900	5,100 - 5,400
Copper (Consolidated kt)	80 - 95	220 - 240	260 - 270
Copper (Attributable kt)	90 - 100	125 - 135	140 - 150

Consolidated CAS ($/oz, $/lb)

Region	2014 Outlook	2015 Outlook	2016 Outlook
North America	$750 - $810	$740 - $810	$680 - $740
South America	$660 - $720	$560 - $615	$770 - $840
Australia/New Zealand	$805 - $880	$865 - $950	$850 - $925
Batu Hijau, Indonesia	$1,435 - $1,570	$490 - $540	$440 - $480
Africa	$495 - $540	$695 - $760	$730 - $800
Total Gold	$720 - $760	$690 - $740	$720 - $760
Total Copper	$2.80 - $3.10	$1.50 - $1.65	$1.25 - $1.35

Consolidated AISC ($/oz, $/lb)

Region	2014 Outlook	2015 Outlook	2016 Outlook
North America	$1,000 - $1,100	$955 - $1,045	$835 - $925
South America	$1,090 - $1,180	$900 - $990	$1,180 - $1,290
Australia/New Zealand	$990 - $1,080	$1,040 - $1,140	$985 - $1,075
Batu Hijau, Indonesia	$2,060 - $2,250	$710 - $770	$600 - $655
Africa	$660 - $725	$875 - $955	$885 - $965
Total Gold	$1,075 - $1,175	$1,000 - $1,100	$985 - $1,085
Total Copper	$3.80 - $4.10	$2.00 - $2.20	$1.60 - $1.80

Consolidated Capital Expenditures ($M)

Region	2014 Outlook	2015 Outlook	2016 Outlook
North America	$500 - $550	$430 - $475	$270 - $295
South America	$360 - $400	$600 - $655	$420 - $455
Australia/New Zealand	$275 - $300	$220 - $245	$190 - $210
Batu Hijau, Indonesia	$50 - $55	$150 - $165	$155 - $170
Africa	$115 - $140	$80 - $90	$80 - $90
Total	$1,400 - $1,485	$1,550 - $1,650	$1,250 - $1,300

2014 Expense Outlook
Description	2014 Consolidated Expenses ($M)

General & Administrative	$175 - $200
Other Expense	$150 - $175
Interest Expense	$325 - $350
DD&A	$1,050 - $1,125
Exploration and Projects	$400 - $450
Sustaining Capital	$1,000 - $1,100
Tax Rate	37% - 40%

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Sales	$1,765	$2,018	$3,529	$4,206

Costs and expenses
Costs applicable to sales (1)	1,060	1,682	2,143	2,739
Depreciation and amortization	306	415	604	682
Reclamation and remediation	21	18	41	36
Exploration	41	76	75	135
Advanced projects, research and development	42	46	84	98
General and administrative	48	54	93	110
Write-downs	13	2,261	13	2,262
Other expense, net	51	77	103	176
	1,582	4,629	3,156	6,238
Other income (expense)
Other income, net	3	50	49	76
Interest expense, net	(94)	(70)	(187)	(135)
	(91)	(20)	(138)	(59)
Income (loss) before income and mining tax and other items	92	(2,631)	235	(2,091)
Income and mining tax benefit (expense)	53	287	(25)	107
Equity income (loss) of affiliates	2	(3)	2	(7)
Income (loss) from continuing operations	147	(2,347)	212	(1,991)
Income (loss) from discontinued operations	(2)	74	(19)	74
Net income (loss)	145	(2,273)	193	(1,917)
Net loss (income) attributable to noncontrolling interests	35	214	87	172
Net income (loss) attributable to Newmont stockholders	$180	$(2,059)	$280	$(1,745)

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$182	$(2,133)	$299	$(1,819)
Discontinued operations	(2)	74	(19)	74
	$180	$(2,059)	$280	$(1,745)
Income (loss) per common share
Basic:
Continuing operations	$0.37	$(4.29)	$0.60	$(3.66)
Discontinued operations	(0.01)	0.15	(0.04)	0.15
	$0.36	$(4.14)	$0.56	$(3.51)
Diluted:
Continuing operations	$0.37	$(4.29)	$0.60	$(3.66)
Discontinued operations	(0.01)	0.15	(0.04)	0.15
	$0.36	$(4.14)	$0.56	$(3.51)

Cash dividends declared per common share	$0.025	$0.35	$0.175	$0.775

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating activities:
Net income (loss)	$145	$(2,273)	$193	$(1,917)
Adjustments:
Depreciation and amortization	306	415	604	682
Stock based compensation and other non-cash benefits	14	19	27	38
Reclamation and remediation	21	18	41	36
Loss (income) from discontinued operations	2	(74)	19	(74)
Write-downs	13	2,262	13	2,262
Impairment of marketable securities	-	7	1	11
Deferred income taxes	(127)	(469)	(92)	(480)
Gain on asset and investment sales, net	(2)	-	(52)	(1)
Other operating adjustments and write-downs	109	558	260	632
Net change in operating assets and liabilities	(103)	(170)	(453)	(457)
Net cash provided from continuing operations	378	293	561	732
Net cash used in discontinued operations	(3)	(5)	(6)	(11)
Net cash provided from operations	375	288	555	721
Investing activities:
Additions to property, plant and mine development	(254)	(610)	(489)	(1,120)
Acquisitions, net	-	(5)	(28)	(13)
Sale of marketable securities	-	-	25	1
Purchases of marketable securities	-	-	(1)	(1)
Proceeds from sale of other assets	6	24	76	49
Other	(2)	(7)	(11)	(21)
Net cash used in investing activities	(250)	(598)	(428)	(1,105)
Financing activities:
Proceeds from debt, net	15	907	18	987
Repayment of debt	(5)	(534)	(5)	(534)
Proceeds from stock issuance, net	-	1	-	2
Sale of noncontrolling interests	68	-	68	32
Acquisition of noncontrolling interests	(2)	(4)	(4)	(10)
Dividends paid to noncontrolling interests	(4)	(2)	(4)	(2)
Dividends paid to common stockholders	(12)	(174)	(89)	(385)
Other	(7)	(2)	(11)	(3)
Net cash provided from (used in) financing activities	53	192	(27)	87
Effect of exchange rate changes on cash	-	(12)	(2)	(16)
Net change in cash and cash equivalents	178	(130)	98	(313)
Cash and cash equivalents at beginning of period	1,475	1,378	1,555	1,561
Cash and cash equivalents at end of period	$1,653	$1,248	$1,653	$1,248

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At June 30,	At December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$1,653	$1,555
Trade receivables	147	230
Accounts receivable	299	252
Investments	84	78
Inventories	863	717
Stockpiles and ore on leach pads	775	805
Deferred income tax assets	287	246
Other current assets	1,246	1,006
Current assets	5,354	4,889
Property, plant and mine development, net	14,043	14,277
Investments	347	439
Stockpiles and ore on leach pads	2,773	2,680
Deferred income tax assets	1,611	1,478
Other long-term assets	848	844
Total assets	$24,976	$24,607
LIABILITIES
Debt	$112	$595
Accounts payable	435	478
Employee-related benefits	232	341
Income and mining taxes	52	13
Other current liabilities	1,421	1,313
Current liabilities	2,252	2,740
Debt	6,673	6,145
Reclamation and remediation liabilities	1,531	1,513
Deferred income tax liabilities	730	635
Employee-related benefits	345	323
Other long-term liabilities	354	342
Total liabilities	11,885	11,698

EQUITY
Common stock	798	789
Additional paid-in capital	8,636	8,538
Accumulated other comprehensive income (loss)	(242)	(182)
Retained earnings	1,039	848
Newmont stockholders’ equity	10,231	9,993
Noncontrolling interests	2,860	2,916
Total equity	13,091	12,909
Total liabilities and equity	$24,976	$24,607

Regional Operating Statistics
Production Statistics Summary
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Consolidated gold ounces produced (thousands):
North America
Carlin	209	203	438	434
Phoenix	52	64	105	116
Twin Creeks	94	116	190	215
La Herradura	46	54	74	109
	401	437	807	874
South America
Yanacocha	190	291	398	577

Australia/New Zealand
Boddington	168	171	342	347
Tanami	95	62	179	122
Jundee	74	73	138	150
Waihi	41	25	67	55
Kalgoorlie	77	73	167	151
	455	404	893	825
Indonesia
Batu Hijau	15	13	31	27

Africa
Ahafo	125	139	230	264
Akyem	113	-	232	-
	238	139	462	264
	1,299	1,284	2,591	2,567
Consolidated copper pounds produced (millions):
Phoenix	12	9	24	16
Boddington	16	16	34	35
Batu Hijau	34	36	81	76
	62	61	139	127
Consolidated copper tonnes produced (thousands):
Phoenix	5	4	11	7
Boddington	7	7	15	16
Batu Hijau	16	16	37	35
	28	27	63	58

Production Statistics Summary
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Attributable gold ounces produced (thousands):
North America
Carlin	209	203	438	434
Phoenix	52	64	105	116
Twin Creeks	94	116	190	215
La Herradura	46	54	74	109
	401	437	807	874
South America
Yanacocha	98	150	205	296
Other South America Equity Interests	8	17	23	32
	106	167	228	328
Australia/New Zealand
Boddington	168	171	342	347
Tanami	95	62	179	122
Jundee	74	73	138	150
Waihi	41	25	67	55
Kalgoorlie	77	73	167	151
Other Australia/New Zealand Equity Interests	13	14	25	29
	468	418	918	854
Indonesia
Batu Hijau	7	6	15	13

Africa
Ahafo	125	139	230	264
Akyem	113	-	232	-
	238	139	462	264
	1,220	1,167	2,430	2,333
Attributable copper pounds produced (millions):
Phoenix	12	9	24	16
Boddington	16	16	34	35
Batu Hijau	17	17	39	37
	45	42	97	88
Attributable copper tonnes produced (thousands):
Phoenix	5	4	11	7
Boddington	7	7	15	16
Batu Hijau	8	8	18	17
	20	19	44	40

CAS
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Gold
Costs Applicable to Sales ($/ounce)(1)
North America
Carlin	$1,003	$806	$919	$806
Phoenix	601	579	613	796
Twin Creeks	507	628	522	592
La Herradura	568	784	603	750
	780	722	753	743
South America
Yanacocha	984	673	1,032	626

Australia/New Zealand
Boddington	897	1,307	873	1,086
Tanami	680	1,064	680	1,156
Jundee	569	714	614	712
Waihi	468	995	577	954
Kalgoorlie	868	1,601	852	1,309
	748	1,206	765	1,062
Indonesia
Batu Hijau	1,071	5,299	1,161	3,682

Africa
Ahafo	534	596	544	577
Akyem	396	-	353	-
	468	596	448	577
Average	$744	$895	$747	$830

Copper
Costs Applicable to Sales ($/pound)(1)
Phoenix	$2.33	$1.65	$2.36	$2.11
Boddington	2.42	3.25	2.53	2.78
Batu Hijau	2.82	11.23	2.90	7.71
Average	$2.53	$7.59	$2.62	$5.35

(1) Consolidated Costs applicable to sales excludes Depreciation and amortization and Reclamation and remediation.

Capital Expenditures
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Consolidated Capital Expenditures ($ million)
North America
Carlin	$60	$73	$102	$119
Phoenix	9	37	16	68
Twin Creeks	28	18	60	43
La Herradura	8	45	14	64
Other North America	1	9	6	13
	106	182	198	307
South America
Yanacocha	21	41	35	89
Other South America	8	75	15	161
	29	116	50	250
Australia/New Zealand
Boddington	26	29	46	54
Tanami	18	21	38	44
Jundee	8	10	15	23
Waihi	2	5	5	8
Kalgoorlie	4	4	5	5
Other Australia/New Zealand	3	2	4	3
	61	71	113	137
Indonesia
Batu Hijau	16	33	31	56
	16	33	31	56

Africa
Ahafo	38	57	60	117
Akyem	(1)	88	-	154
	37	145	60	271
Corporate and Other	6	25	12	48
Total - Accrual Basis	$255	$572	$464	$1,069
Change in Capital Accrual	(1)	38	25	51
Total - Cash Basis	$254	$610	$489	$1,120
Attributable to Newmont (Accrual Basis)	$233	$499	$424	$919

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted net income (loss)

Management of the Company uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income (loss) attributable to Newmont stockholders	$180	$(2,059)	$280	$(1,745)
Loss (income) from discontinued operations	2	(74)	19	(74)
Impairments and loss provisions	5	1,497	7	1,501
Tax valuation allowance	(98)	535	(98)	535
Restructuring and other	4	11	7	16
Asset sales	(1)	-	(14)	-
Abnormal production costs at Batu Hijau	9	-	9	-
TMAC transaction costs	-	-	-	30
Adjusted net income (loss)	$101	$(90)	$210	$263
Adjusted net income (loss) per share, basic	$0.20	$(0.18)	$0.42	$0.53
Adjusted net income (loss) per share, diluted	$0.20	$(0.18)	$0.42	$0.53

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Costs applicable to sales(1)	$944	$1,192	$1,904	$2,143
Gold sold (thousand ounces)	1,269	1,331	2,547	2,583
Costs applicable to sales per ounce	$744	$895	$747	$830

(1)Includes by-product credits of $20 and $38 in the second quarter and first half of 2014, respectively and $22 and $49 in the second quarter and first half of 2013, respectively.

Costs applicable to sales per pound
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Costs applicable to sales(1)	$116	$490	$239	$596
Copper sold (million pounds)	46	64	90	111
Costs applicable to sales per pound	$2.53	$7.59	$2.62	$5.35

(1)Includes by-product credits of $4 and $9 in the second quarter and first half of 2014, respectively and $2 and $5 in the second quarter and first half of 2013, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that All-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining Newmont’s All-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current production incurred to execute the current mine plan. Costs Applicable to Sales (“CAS”) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Income. In determining All-in sustaining costs, only the CAS associated with producing and selling an ounce of gold or a pound of copper is included in the measure. Therefore, the amount of CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Income. The allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines is based upon the relative production percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Condensed Consolidated Statements of Income. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net - Includes costs related to regional administration and community development to support current production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable precious metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines.

	Costs		Advanced		Other	Treatment and		All-In	Ounces (000)/	All-In Sustaining
Three Months Ended	Applicable	Remediation	Projects and	General and	Expense,	Refining	Sustaining	Sustaining	Pounds (millions)	Costs
June 30, 2014	to Sales(1)(2)(3)	Costs(4)	Exploration	Administrative	Net(5)	Costs	Capital(6)	Costs	Sold	per oz/lb
GOLD
Carlin	$209	$1	$7	$-	$3	$-	$35	$255	209	$1,220
Phoenix	35	1	-	-	-	3	1	40	57	702
Twin Creeks	49	-	3	-	-	-	29	81	96	844
La Herradura	26	-	2	-	-	-	9	37	46	804
Other North America	-	-	6	-	1	-	1	8	-	-
North America	319	2	18	-	4	3	75	421	408	1,032

Yanacocha	184	29	9	-	8	-	20	250	186	1,344
Other South America	-	-	9	-	1	-	-	10	-	-
South America	184	29	18	-	9	-	20	260	186	1,398

Boddington	133	2	-	-	-	1	21	157	148	1,061
Tanami	63	1	4	-	-	-	17	85	92	924
Jundee	43	2	-	-	1	-	9	55	76	724
Waihi	19	-	1	-	1	-	1	22	41	537
Kalgoorlie	65	-	2	-	-	1	4	72	75	960
Other Australia/New Zealand	-	-	1	-	3	-	5	9	-	-
Australia/New Zealand	323	5	8	-	5	2	57	400	432	926

Batu Hijau	9	-	-	-	1	-	3	13	9	1,444
Other Indonesia	-	-	-	-	1	-	-	1	-	-
Indonesia	9	-	-	-	2	-	3	14	9	1,556

Ahafo	65	1	5	-	1	-	36	108	121	893
Akyem	44	1	-	-	2	-	-	47	113	416
Other Africa	-	-	3	-	3	-	-	6	-	-
Africa	109	2	8	-	6	-	36	161	234	688

Corporate and Other	-	-	30	48	12	-	3	93	-	-
Total Gold	$944	$38	$82	$48	$38	$5	$194	$1,349	1,269	$1,063

COPPER
Phoenix	$30	$1	$-	$-	$1	$2	$7	$41	13	$3.15
Boddington	32	1	-	-	-	5	5	43	13	3.31
Batu Hijau	54	3	1	-	6	4	14	82	19	4.32
Total Copper	$116	$5	$1	$-	$7	$11	$26	$166	45	$3.69
Attributable to Newmont								$124	35	$3.54

Consolidated	$1,060	$43	$83	$48	$45	$16	$220	$1,515
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $24.
(3)	Includes planned stockpile and leach pad inventory adjustments of $32 at Carlin, $2 at Twin Creeks, $20 at Yanacocha, $15 at Boddington, and $2 at Batu Hijau.
(4)	Remediation costs include operating accretion of $18 and amortization of asset retirement costs of $25.
(5)	Other expense, net is adjusted for restructuring costs of $6.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $34. The following are major development projects: Turf Vent Shaft, Conga, and Merian for 2014.

	Costs		Advanced		Other	Treatment and		All-In	Ounces (000)/	All-In Sustaining
Three Months Ended	Applicable	Remediation	Projects and	General and	Expense,	Refining	Sustaining	Sustaining	Pounds (millions)	Costs
June 30, 2013	to Sales(1)(2)(3)	Costs(4)	Exploration	Administrative	Net(5)	Costs	Capital(6)	Costs	Sold	per oz/lb
GOLD
Carlin	$169	$2	$8	$-	$1	$-	$49	$229	210	$1,090
Phoenix	37	1	2	-	1	2	6	49	64	766
Twin Creeks	80	1	3	-	1	-	12	97	125	776
La Herradura	42	-	15	-	-	-	41	98	54	1,815
Other North America	-	-	13	-	1	-	9	23	-	-
North America	328	4	41	-	4	2	117	496	453	1,095

Yanacocha	201	22	10	-	15	-	31	279	296	943
Other South America	-	-	2	-	-	-	-	2	-	-
South America	201	22	12	-	15	-	31	281	296	949

Boddington	252	2	-	-	1	2	21	278	193	1,440
Tanami	64	-	3	-	1	-	20	88	60	1,467
Jundee	51	3	3	-	1	-	12	70	73	959
Waihi	25	1	1	-	-	-	5	32	25	1,280
Kalgoorlie	123	1	1	-	1	-	2	128	77	1,662
Other Australia/New Zealand	-	-	4	-	11	-	(1)	14	-	-
Australia/New Zealand	515	7	12	-	15	2	59	610	428	1,425

Batu Hijau	63	-	1	-	1	1	5	71	12	5,917
Indonesia	63	-	1	-	1	1	5	71	12	5,917

Ahafo	85	1	11	-	2	-	38	137	142	965
Akyem	-	-	2	-	-	-	-	2	-	-
Other Africa	-	-	4	-	4	-	-	8	-	-
Africa	85	1	17	-	6	-	38	147	142	1,035

Corporate and Other	-	-	34	54	9	-	6	103	-	-
Total Gold	$1,192	$34	$117	$54	$50	$5	$256	$1,708	1,331	$1,283

COPPER
Phoenix	$15	$-	$1	$-	$-	$1	$2	$19	8	$2.38
Boddington	62	-	-	-	-	5	6	73	19	3.84
Batu Hijau	413	2	4	-	6	11	30	466	37	12.59
Total Copper	$490	$2	$5	$-	$6	$17	$38	$558	64	$8.72

Consolidated	$1,682	$36	$122	$54	$56	$22	$294	$2,266
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $24.
(3)	Includes stockpile and leach pad inventory adjustments of $49 at Yanacocha, $86 at Boddington, $0 at Tanami, $1 at Waihi, $45 at Kalgoorlie, and $366 at Batu Hijau.
(4)	Remediation costs include operating accretion of $15 and amortization of asset retirement costs of $21.
(5)	Other expense, net is adjusted for restructuring costs of $21.
(6)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital of $316. The following are major development projects: Phoenix Copper Leach, Turf Vent Shaft, Vista Vein, La Herradura Mill, Yanacocha Bio Leach, Conga, Merian, Ahafo North, Ahafo Mill Expansion, Subika Underground, and Akyem for 2013.

Conference Call Information

A conference call will be held on Wednesday, July 30, 2014 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.469.0880
Intl Dial-In Number	415.228.3922
Leader	Meredith Bandy
Passcode	Newmont
Replay Number	800.294.3086
Intl Replay Number	402.220.9766
Replay Passcode	2014

Webcast Details

URL http://event.on24.com/r.htm?e=811917&s=1&k=476C3CBABBF9B6626C9F6C04FC6F12BA

The second quarter 2014 results and related financial and statistical information will be available after the market close on Tuesday, July 29, 2014 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) plans and expectations to reduce costs and expenditures; (v) expectations regarding the development, growth and exploration potential of the Company’s projects, including, without limitation, Merian; and (vi) expectations regarding the timing and/or likelihood of resolution of export issues in Indonesia. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Annual Report on Form 10-K, filed on February 21, 2014, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Second Quarter Form 10-Q filed with the Securities and Exchange Commission on or about July 29, 2014 (available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contacts:
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
Kirsten Benefiel, 303-837-6117
kirsten.benefiel@newmont.com
or
Media Contacts:
Omar Jabara, 303-837-5114
omar.jabara@newmont.com
Diane Reberger, 303-967-9455
diane.reberger@newmont.com